Cohu Announces Jones to Succeed Retiring Allen as CFO

POWAY, Calif., August 30, 2007— Cohu, Inc. (NASDAQ:  COHU) announced today that Jeffrey D. Jones , 46, will become Vice President Finance and Chief Financial Officer, succeeding John H. Allen,  56,  who is retiring effective November 2, 2007 after more than twelve years with the company.  Jones has served as Vice President Finance and Controller of Delta Design, Inc., Cohu’s wholly-owned semiconductor equipment subsidiary and principal business, since 2005.

James A. Donahue, Cohu’s President and Chief Executive Officer stated, “We thank John for his leadership, outstanding service and many contributions to Cohu.  We will miss him but are very fortunate to have someone with Jeff’s experience and knowledge of our business as John’s successor”. Jones, a CPA, joined Delta Design in 2005 and has fourteen years experience in corporate finance and general management, following nine years in public accounting.

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com.

Contact: John Allen – Investor Relations (858) 848-8106